Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-61598-99, No. 333-113684, No. 333-129454, No. 333-168787 and No. 333-230575) of TXNM Energy, Inc. of our report dated June 23, 2026, relating to the financial statements and supplementary information of the TXNM Energy, Inc. Retirement Savings Plan (the “Plan”), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Jose, California
June 23, 2026